Exhibit 99.1

STEINWAY MUSICAL INSTRUMENTS, INC.

Conn-Selmer to Close Main Street Facility in Elkhart

ELKHART, IN – October 3, 2003 – Conn-Selmer, Inc., a subsidiary of Steinway Musical Instruments, Inc. (NYSE: LVB), announced today that it will be closing one of its three manufacturing operations in Elkhart, Indiana.  This plant’s production will be transferred to other company-owned facilities.

John Stoner, President of Conn-Selmer, commented, “Earlier this year, we began implementing a plan to make our instruments more cost competitive in the marketplace.  Consolidating similar manufacturing operations in order to increase production efficiency is an integral part of that plan.  Accordingly, we presented U.A.W. Local 612 with a proposal to relocate our Main Street plant’s production as well as a significant number of its employees to our other Elkhart facilities.  We believe our proposal was fair and it is unfortunate that the union membership voted it down.”

The plant closure will impact approximately 90-100 active employees, all of whom will be offered severance pay.  The Company has sufficient inventory to meet customer needs during the transition of production, which is expected to be completed during the second quarter of 2004.

As a result of the Main Street plant closure, the Company expects to take charges of $4.0 to $5.0 million over the next few quarters.  The cash portion of these charges is estimated at $3.0 million.

Dana Messina, CEO of Steinway Musical Instruments, explained, “The band instrument marketplace remains fiercely competitive.  However, we are confident that our strategy will improve profitability and allow us to compete more effectively.”

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer subsidiaries, is one of the world’s leading manufacturers of musical instruments.  Its notable products include Bach Stradivarius trumpets, C.G. Conn French horns, King trombones, Ludwig snare drums, Selmer Paris saxophones and Steinway & Sons pianos.  Additional information can be obtained by visiting the Company’s web site: www.steinwaymusical.com

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” which represent the Company’s present expectations or beliefs concerning future events.  The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated herein.  These risk factors include the following: changes in general economic conditions; recent geopolitical events; increased competition; work stoppages and slowdowns; exchange rate fluctuations; variations in the mix of products sold; fluctuations in effective tax rates resulting from shifts in sources of income; and the ability to successfully integrate and operate acquired businesses.   Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Contact:	Steinway Musical Instruments, Inc.
Julie A. Theriault
Telephone: 781-894-9770

E-mail: ir@steinwaymusical.com